Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

TRISENOX® Sales Increase 42 Percent

Over Same Period in 2003

Pivotal Trial Data for XYOTAX™ on schedule for release in early 2005

Nov. 9, 2004 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and Nuovo Mercato: CTIC) reported financial results for the third quarter ended September 30, 2004. Total revenues for the quarter were $8.7 million compared to $6.5 million in the third quarter of 2003. Net product sales for TRISENOX® (arsenic trioxide) rose to $8.4 million compared to $5.9 million for the same period in 2003.

CTI reported a net loss for the quarter of $34.9 million ($0.62 per share) compared to a net loss of $32.1 million ($0.96 per share) for the same period in 2003. The Company ended the quarter with approximately $103 million in cash, cash equivalents, securities available-for-sale, and interest receivable.

“We continue to be encouraged and enthusiastic about the prolonged survival and relatively low adverse event rates being observed in our XYOTAX pivotal trials in non-small cell lung cancer (NSCLC) and look forward to reporting the preliminary results early next year,” stated James A. Bianco, M.D., President and CEO of CTI. “In addition, the Gynecologic Oncology Group (GOG) had a very successful meeting with the FDA and is now in the process of readying clinical sites to initiate a XYOTAX phase III clinical trial in ovarian cancer. This milestone, coupled with the completion of the three STELLAR pivotal trials and our progress in opening clinical sites for our phase III trial of pixantrone in aggressive relapsed non-Hodgkin’s lymphoma (NHL) has positioned the Company for a very exciting 2005.”

Third Quarter Highlights

•	GOG submitted an Investigational New Drug (IND) application along with a request for a Special Protocol Assessment (SPA) and met with FDA to agree upon study design for XYOTAX pivotal trial in ovarian cancer

•	Received fast track designation for pixantrone for the treatment of relapsed, aggressive NHL

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Page 2 of 3	CTI 3Q04 Financials

•	Completed enrollment in STELLAR 2 clinical trial, the third and final phase III trial of XYOTAX and the largest second-line therapy study ever conducted in NSCLC

•	Raised approximately $49 million (gross proceeds) through public offering

•	Added Richard E. Leigh, Jr. as Executive Vice President and General Counsel to CTI’s senior management team

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the forward-looking statements contained in this press release include statements about future financial and operating results and risks and uncertainties that could affect CTI’s products and products under development, including TRISENOX®, XYOTAX™, and pixantrone. These risks include, but are not limited to, preclinical, clinical, and sales and marketing developments in the biopharmaceutical industry in general and in particular including, without limitation, the potential failure to meet TRISENOX® revenue goals, the potential failure of TRISENOX® to continue to be safe and effective for cancer patients, the potential failure of XYOTAX™ to prove safe and effective for non-small cell lung and ovarian cancers, the potential failure of pixantrone to prove safe and effective for non-Hodgkin’s lymphoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling TRISENOX® and CTI’s products under development; and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K,and 10-Q. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investors Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4434 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Media Cell Therapeutics, Inc. Kate Whitman T: 206.272.4349 F: 206.272.4434 E: media@ctiseattle.com www.cticseattle.com/media.htm

Page 3 of 3	CTI 3Q04 Financials

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Product sales	$8,424	$5,910	$20,224	$15,501
License and contract revenue	245	629	1,240	2,048

Total revenues	8,669	6,539	21,464	17,549

Operating expenses:
Cost of product sold	430	221	858	619
Research and development	20,607	22,471	73,287	65,123
Selling, general and administrative	18,546	13,282	58,414	39,099
Acquired in-process research and development	—	—	88,120	—
Amortization of purchased intangibles	569	334	1,716	1,001

Total operating expenses	40,152	36,308	222,395	105,842

Loss from operations	(31,483)	(29,769)	(200,931)	(88,293)
Other income (expense):
Investment and other income	375	391	1,255	1,496
Interest and other expense	(2,720)	(2,741)	(8,148)	(6,567)
Foreign exchange loss	(1,081)	—	(937)	—

Net loss	(34,909)	(32,119)	(208,761)	(93,364)

Basic and diluted net loss per share	$(0.62)	$(0.96)	$(4.03)	$(2.80)

Shares used in calculation of basic and diluted net loss per share	56,204	33,605	51,820	33,297

Balance Sheet Data:

	(amounts in thousands)
	September 30, 2004	December 31, 2003
Cash, cash equivalents, securities available- for-sale and interest receivable	$103,248	$92,838
Working capital	86,749	71,898
Total assets	174,168	146,090
Convertible debt	190,099	190,099
Accumulated deficit	(679,247)	(470,486)
Shareholders’ deficit	(51,719)	(82,542)